UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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Mallinckrodt public limited company
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The information set forth below amends and restates certain information in the Proxy Statement (the “Proxy Statement”), dated August 18, 2022, previously made available to shareholders of Mallinckrodt plc in connection with the annual meeting of shareholders to be held on Thursday, September 29, 2022, at 2:00 p.m., local time, at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland, and at any and all adjournments and postponements thereof. The information set forth below should be read in conjunction with the Proxy Statement, which should be read in its entirety. The information set forth below is as of August 18, 2022, the date of the Proxy Statement, except as otherwise indicated.
The following information amends and restates the corresponding information under the heading “Executive Officers” beginning on page 20 of the Proxy Statement.
EXECUTIVE OFFICERS
Set forth below are the names, ages, and current positions of our current executive officers:
Name	Age	Title
Sigurdur O. Olafsson	54	President, Chief Executive Officer and Director
Bryan M. Reasons	55	Executive Vice President and Chief Financial Officer
Henriette Nielsen	56	Executive Vice President and Chief Transformation Officer
Mark Tyndall	46	Executive Vice President and Chief Legal Officer and Company Secretary
Kassie Harrold	43	Executive Vice President and Chief Compliance Officer
Stephen Welch	44	Executive Vice President and Head of Specialty Generics
Jason Goodson	41	Executive Vice President and Head of Corporate Development
Steven J. Romano, M.D.	63	Executive Vice President and Chief Scientific Officer
Hugh M. O’Neill	58	Executive Vice President and Chief Commercial and Operations Officer
Executive Officer Biographies
Sigurdur O. Olafsson has been President, Chief Executive Officer and a director since June 2022. Mr. Olafsson has almost 30 years of diverse pharmaceutical experience across branded and generic drugs. Before joining Mallinckrodt, Mr. Olafsson served as chief executive officer of Hikma Pharmaceuticals plc from February 2018 to June 2022. Prior to Hikma, Mr. Olafsson served as president and chief executive officer of the Global Generic Medicines Group of Teva Pharmaceuticals, from July 2014 to January 2017. Before that, he served in various senior executive roles at Actavis plc (Watson) (from September 2010 to June 2014) and the Actavis Group (from October 2003 to August 2010), which develop, manufacture and distribute branded, generic and biosimilar products. Mr. Olafsson has also held a number of leadership positions in Pfizer’s Global R&D organization in the U.K. and U.S., focused on branded drug development, and served as head of drug development for Omega Farma in Iceland. Mr. Olafsson has previously served as a director on the boards of Hikma (from 2018 to 2022) and Pfenex Inc. (from 2017 to 2019). Mr. Olafsson holds a MS in pharmacy (Cand Pharm) from the University of Iceland, Reykjavik.
Bryan M. Reasons is our Executive Vice President and Chief Financial Officer. He has executive responsibility for the global finance function. Prior to joining Mallinckrodt in March 2019, Mr. Reasons served as Senior Vice President and Chief Financial Officer of Amneal Pharmaceuticals, Inc. from May 2018 until January 2019 and as Senior Vice President, Finance and Chief Financial Officer of Impax Laboratories, Inc. from December 2012 until Amneal and Impax completed their business combination to form Amneal in May 2018. Mr. Reasons previously served as Impax’s Acting Chief Financial Officer from June 2012 to December 2012 and as Impax’s Vice President, Finance from January 2012 to June 2012. Prior to joining Impax in January 2012, he held various finance management positions at Cephalon, Inc. from 2005 to 2012 and at E. I. Du Pont De Nemours and Company from 2003 to 2005 and was at PricewaterhouseCoopers LLP from 1993 to 2003, last serving as senior manager. Mr. Reasons also serves as an independent board director and audit committee chair for both Aclaris Therapeutics, Inc. and Recro Pharma, Inc.

Henriette Nielsen is our Executive Vice President and Chief Transformation Officer, a role she assumed in August 2022. Ms. Nielsen has executive responsibility for all human resources, communications and people-related matters, as well as a focus on further building out our ESG program. Ms. Nielsen brings significant experience from a range of corporate functions and an impressive track record of enhancing operations at pharmaceutical companies. Previously, Ms. Nielsen served at Hikma Pharmaceuticals plc as Executive Vice President, Business Operations, a role she held from 2018 to 2022. Before that, Ms. Nielsen served at Teva Pharmaceuticals as Senior Vice President, Chief Transformation Officer, Global Marketing and Portfolio (from 2015 to 2018), and Senior Vice President, Chief Transformation Officer, Global Generics Medicine (from 2014 to 2015). Before that, she was the founder of System Matters APS, a healthcare and impact investing consultancy (from 2011 to 2014) and the general counsel and an executive vice president at Actavis Group (from 2006 to 2011). Ms. Nielsen began her career as a commercial lawyer in Denmark at Kromann Reumert. She presently serves as Vice Chair of Think Equal USA, a not-for-profit providing and advocating for early-age social emotional learning, and an advisor to EIR, which promotes women’s sports in Denmark. From 2017 to 2018 she served as a board member and observer at PGT Healthcare, a joint venture between Teva and Procter & Gamble Company. Ms. Nielsen was a candidate of law at the University of Copenhagen, received her Master of Laws at the University of Edinburgh, and completed the Leading Sustainable Corporation Programme at the University of Oxford.
Mark Tyndall serves as our Executive Vice President and Chief Legal Officer, and Corporate Secretary, roles he assumed in August 2022. Mr. Tyndall has executive responsibility for all legal functions and serves as the primary liaison to the Board of Directors. He also has responsibility for Mallinckrodt’s Government Affairs and Patient Advocacy functions. Previously, from February 2021 to August 2022, Mr. Tyndall served as Mallinckrodt’s Senior Vice President and U.S. General Counsel, where he had responsibility for the U.S. and international commercial legal teams, corporate litigation and investigations, legal operations, and the corporate privacy function, and oversaw the Government Affairs team. Before that, Mr. Tyndall held the roles of Senior Vice President of Government Affairs & Chief Counsel of Litigation (from February 2019 to February 2021), and Vice President of Government Affairs, Policy and Patient Advocacy (from June 2014 to February 2019). Prior to Mallinckrodt, Mr. Tyndall served as Head of Global Policy and Public Affairs at Bayer Healthcare’s consumer health division, a role he served in from January 2013 to June 2014. Prior to joining Bayer, Mr. Tyndall practiced healthcare and political law in the Washington, D.C. office of Sidley Austin LLP, where he focused on healthcare regulatory issues, fraud and abuse matters and legislative and policy issues. He is also a former professional staff member of the U.S. Senate Committee on Agriculture, Nutrition and Forestry. Mr. Tyndall holds a Juris Doctor from George Washington University Law School, a Master’s degree in Public Policy from the College of William and Mary, and a Bachelor of Arts degree in Economics from Christopher Newport University. He also completed the International Human Rights Law Summer Program at the University of Oxford, New College.
Kassie Harrold is our Executive Vice President and Chief Compliance Officer, a role she assumed in August 2022. Ms. Harrold has executive responsibility for overseeing Mallinckrodt’s global integrity and compliance program. Previously, Ms. Harrold served as our Senior Vice President and Chief Compliance Officer, with responsibility for global ethics and the compliance program, including risk assessment and mitigation, hotline reporting and investigations, program monitoring and governance. Ms. Harrold has more than 15 years of compliance experience in the pharmaceutical and specialty chemical industries, and has assessed, implemented and managed compliance programs in a broad range of subject matter areas. Ms. Harrold has held roles of increasing responsibility since joining Mallinckrodt in 2013, including leading the trade compliance and business support functions and advising senior management on a broad range of business matters as the Senior Staff Liaison to the President and Chief Executive Officer. Previously, Ms. Harrold held several positions, including global compliance, litigation and employment counsel and government affairs, with Solutia Inc., the specialty chemicals spin-off of Monsanto. Ms. Harrold is a member of the Healthcare Businesswomen’s Association (HBA), previously serving on the St. Louis chapter board and was selected as Mallinckrodt’s 2016 HBA Rising Star. She also participates in the Pharmaceutical Compliance Forum as a member of the CCO Roundtable. Ms. Harrold serves as an executive sponsor and advisor to Mallinckrodt’s Women in Business and Champion Circles business resource groups. She earned her Bachelor of Science and Juris Doctorate Degrees from Duquesne University in Pittsburgh, Pennsylvania.

Stephen Welch is our Executive Vice President and Head of Specialty Generics, a role he assumed in August 2022. He has executive responsibility for the Company’s Specialty Generics segment, directly managing all aspects of the segment’s business. Before that, from January 2022 to August 2022, Mr. Welch served as our Senior Vice President and General Manager, Specialty Generics. He previously served as the segment’s Chief Financial Officer (from December 2020 to January 2022) and Chief Transformation Officer for Mallinckrodt (from August 2019 to June 2022), including during the Company’s Chapter 11 process, and regularly represented the Company in those proceedings. He joined Mallinckrodt in 2012 and during his time with the Company has held a number of increasingly strategic roles, including Chief of Staff to the President and CEO and Vice President of Corporate Strategy. He began his time at Mallinckrodt in the tax department, focused primarily on mergers and acquisitions transactions and business integrations. Prior to joining Mallinckrodt, Mr. Welch led the tax functions at Human Genome Sciences and PharMerica. He began his career at PricewaterhouseCoopers. Mr. Welch holds a Juris Doctor degree from the Georgetown University Law Center and a bachelor’s degree in Political Science from California State University, Bakersfield.
Jason Goodson is our Executive Vice President and Head of Corporate Development, a role he assumed in August 2022. Mr. Goodson has executive responsibility for overseeing corporate strategy, business development and business intelligence. He is a seasoned executive leader with a track record of navigating complex business issues and delivering results against corporate strategy. Mr. Goodson previously served as our Vice President of Business Operations, where he had responsibility for corporate strategy, business development and business intelligence and analytics. Mr. Goodson has also served as Chief of Staff to the President and CEO supporting various strategic initiatives including key workstreams within the Chapter 11 process. Mr. Goodson has over 18 years of experience in various finance leadership, strategic and mergers and acquisitions transaction focused roles. He began his career at Mallinckrodt as Assistant Controller, within the finance organization focused on mergers and acquisitions transactions, integration and transformation projects. Prior to joining Mallinckrodt, Mr. Goodson was with SunEdison Inc, in various finance leadership roles including responsibility for finance transformation initiatives and various business development transactions. Prior to his time at SunEdison, Inch, he was with PricewaterhouseCoopers as a manager in the audit practice. Mr. Goodson holds a Masters and Bachelors degree from the University of Missouri – Columbia in Accounting. He is a Certified Public Accountant in the state of Missouri.
Steven J. Romano, M.D. is our Executive Vice President and Chief Scientific Officer. Dr. Romano joined Mallinckrodt in May 2015 and has executive responsibility for research and development, medical affairs and regulatory affairs functions. Dr. Romano is a board-certified psychiatrist with more than 25 years of experience in the pharmaceutical industry. Previously, Dr. Romano spent 16 years at Pfizer, Inc. where he held a series of senior medical and research and development roles of increasing responsibility, culminating with his role as Senior Vice President, Head of Global Medicines Development, Global Innovative Pharmaceuticals Business. Prior to joining Pfizer, he spent four years at Eli Lilly & Co. After receiving his AB in Biology from Washington University in St. Louis and his medical degree from the University of Missouri-Columbia, Dr. Romano completed his residency and fellowship at New York Hospital-Cornell Medical Center, continuing on the faculty of the medical school for an additional six years. Dr. Romano also serves as a director of Silence Therapeutics plc.
Hugh M. O’Neill is our Executive Vice President and Chief Commercial and Operations Officer. He has executive responsibility for the Company’s Specialty Brands products, directly managing all commercialization and manufacturing efforts and broad market access activities, as well as new product launch execution for assets in Mallinckrodt’s near-term development portfolio. From April 2015 to May 2018, Mr. O’Neill served as our Executive Vice President and President, Autoimmune and Rare Diseases, and from September 2013 to April 2015, he served as Senior Vice President and President, U.S. Specialty Pharmaceuticals. Prior to joining Mallinckrodt in September 2013, Mr. O’Neill worked at Sanofi-Aventis for ten years, where he held various commercial leadership positions, including Vice President of Commercial Excellence from June 2012 to July 2013; General Manager, President of Sanofi-Aventis Canada from June 2009 to May 2012; and Vice President, Market Access and Business Development from 2006 to 2009. Mr. O’Neill joined Sanofi in 2003 as its Vice President, U.S. Managed Markets. Mr. O’Neill previously served in a variety of positions of increasing responsibility for Sandoz Pharmaceuticals, Forest Laboratories, Novartis Pharmaceuticals and Pfizer Inc.

The following information amends and restates the corresponding information under the heading “Compensation of Executive Officers – Our Named Executive Officers” on page 23 of the Proxy Statement.
Our Named Executive Officers
For purposes of the executive compensation disclosures, the individuals listed below are referred to collectively as our named executive officers (“NEOs”) for fiscal 2021.
•
Mark C. Trudeau, Former President, Chief Executive Officer and Director.*

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Hugh M. O’Neill, Executive Vice President and Chief Commercial and Operations Officer.**

•
Steven J. Romano, M.D., Executive Vice President and Chief Scientific Officer.**

*Mr. Trudeau resigned from his roles as President, Chief Executive Officer and director on June 16, 2022, in connection with our emergence from Chapter 11 proceedings. Sigurdur O. Olafsson became President, Chief Executive Officer and a director effective June 25, 2022.
**On August 17, 2022, Mallinckrodt announced updates to its Executive Committee, pursuant to which several members of the Executive Committee, including Steven J. Romano, M.D., and Hugh M. O’Neill, would step down from their roles and depart Mallinckrodt. Mr. O’Neill and Dr. Romano intend to depart Mallinckrodt in mid-September and at the beginning of December 2022, respectively.

The following information amends and restates the corresponding information under the heading “Security Ownership and Reporting – Security Ownership of Management and Certain Beneficial Owners” beginning on page 39 of the Proxy Statement.
Security Ownership of Management and Certain Beneficial Owners
The following tables show the number of ordinary shares beneficially owned as of August 10, 2022, by (i) each current director and nominee for director, each named executive officer named in the Summary Compensation Table and our current directors and executive officers as a group; and (ii) each person who we know or have reason to believe is the beneficial owner of more than 5% of our outstanding ordinary shares, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, and notices delivered to us pursuant to the Irish Companies Act.
A person is deemed to be a beneficial owner of ordinary shares if he or she, either alone or with others, has the power to vote or to dispose of those ordinary shares or the right to acquire such power within 60 days of August 10, 2022. We have assumed that ordinary shares subject to stock options that by their terms are presently exercisable or exercisable within 60 days of August 10, 2022 and RSUs that by their terms have vested or vest within 60 days of August 10, 2022 are deemed to be outstanding and beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. There were 13,170,932 ordinary shares outstanding as of August 10, 2022 and the calculations of percentage ownership below are based on such number of outstanding shares regardless of the date of the information regarding beneficial ownership reported below.
Directors and Executive Officers
Name of Beneficial Owner	Number of Mallinckrodt Ordinary Shares Beneficially Owned	Percentage Ownership
Paul M. Bisaro	—	—
Daniel A. Celentano	—	—
Riad H. El-Dada	—	—
Neal P. Goldman	—	—
Karen L. Ling	—	—
Woodrow A. Myers, Jr., M.D.	—	—
James R. Sulat	—	—
Sigurdur O. Olafsson	—	—
Mark C. Trudeau(1)	—	—
Steven J. Romano, M.D.(2)	—	—
Hugh M. O’Neill(2)	—	—
All directors and executive officers as a group (16 persons)(3)	—	—
On June 16, 2022, the Company emerged from Chapter 11 proceedings. Pursuant to the Plan, all of the Company’s then-existing ordinary shares were cancelled, including options, warrants, rights, restricted stock units and/or other securities or agreements to acquire such ordinary shares.
(1)
On June 16, 2022, Mark C. Trudeau resigned from the Board and his position as President and Chief Executive Officer of the Company.

(2)
On August 17, 2022, Mallinckrodt announced updates to its Executive Committee, pursuant to which several members of the Executive Committee, including Steven J. Romano, M.D., and Hugh M. O’Neill, would step down from their roles and depart Mallinckrodt. Mr. O’Neill and Dr. Romano intend to depart Mallinckrodt in mid-September and at the beginning of December 2022, respectively

(3)
Excludes Mr. Trudeau, who resigned on June 16, 2022.

Other Beneficial Owners
Name of Beneficial Owner	Number of Mallinckrodt Ordinary Shares Beneficially Owned	Percentage Ownership
Bracebridge Capital, LLC et al.(1) 888 Boylston Street, 15th Floor Boston, Massachusetts 02199	2,033,257	15.44%

(1)
Based on information contained in a Schedule 13G filed with the SEC on June 27, 2022 by Bracebridge Capital, LLC, FFI III S.a r.l., FYI S.a r.l., and Olifant Luxco S.a r.l. disclosing the number of shares beneficially owned as of June 24, 2022. Bracebridge Capital, LLC, the investment manager of each of the funds FFI III S.a r.l., FYI S.a r.l., and Olifant Luxco S.a r.l., in aggregate reported beneficial ownership of 2,033,257 ordinary shares, which amount includes (i) 1,477,971 ordinary shares beneficially owned by FFI III S.a r.l., (ii) 284,656 ordinary shares beneficially owned by FYI S.a r.l., and (iii) 270,630 ordinary shares beneficially owned by Olifant Luxco S.a r.l.